Supplemental Information
Non-GAAP Financial Measure Definitions
Funds From Operations (FFO). We define FFO as net income, computed in accordance with GAAP, excluding gains or losses from sales of properties, depreciation and amortization related to real estate, impairment charges and adjustments to reflect our share of FFO of unconsolidated joint ventures. Adjustments for unconsolidated joint ventures are calculated to reflect FFO on the same basis. We compute FFO in accordance with our interpretation of standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do.
We believe FFO, as defined by the Board of Governors of NAREIT, is generally a measure of performance for an equity REIT. While FFO is a relevant and widely used measure of operating performance for equity REITs, it does not represent cash flow from operations or net income as defined by GAAP, and it should not be considered as an alternative to these indicators in evaluating liquidity or operating performance.
Normalized Funds From Operations (Normalized FFO). We define Normalized FFO as FFO excluding non-operating income and expense items, such as gains and losses from early debt extinguishment, including prepayment penalties, defeasance costs, transaction/pursuit costs, and other miscellaneous non-comparable items. Normalized FFO presented herein is not necessarily comparable to Normalized FFO presented by other real estate companies due to the fact that not all real estate companies use the same methodology for computing this amount.
We believe that FFO and Normalized FFO are helpful to investors as supplemental measures of the performance of an equity REIT. We believe that by excluding the effect of gains or losses from sales of properties, depreciation and amortization related to real estate and impairment charges, which are based on historical costs and may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and among other equity REITs. We further believe that Normalized FFO provides useful information to investors, analysts and our management because it allows them to compare our operating performance to the operating performance of other real estate companies and between periods on a consistent basis without having to account for differences not related to our normal operations. For example, we believe that excluding the early extinguishment of debt and other miscellaneous non-comparable items from FFO allows investors, analysts and our management to assess the sustainability of operating performance in future periods because these costs do not affect the future operations of the properties. In some cases, we provide information about identified non-cash components of FFO and Normalized FFO because it allows investors, analysts and our management to assess the impact of those items.
Our definitions and calculations of these Non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and accordingly, may not be comparable. These Non-GAAP financial and operating measures do not represent cash generated from operating activities in accordance with GAAP, nor do they represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance, or to cash flows from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.

Non-GAAP Financial Measure Reconciliations

(amounts in millions), unaudited	Quarter Ended December 31, 2022		Year Ended December 31, 2022
	Reported	Revised	Reported	Revised
Net income available for Common Stockholders	$73.0	$73.0	$284.6	$284.6
Income allocated to non-controlling interests – Common OP Units	3.6	3.6	14.2	14.2
Membership upgrade sales upfront payments, deferred, net	3.5	—	21.7	—
Membership sales commissions, deferred, net	(0.5)	—	(3.2)	—
Depreciation and amortization	49.6	49.6	202.4	202.4
Depreciation on unconsolidated joint ventures	1.1	1.1	3.9	3.9
Gain on unconsolidated joint ventures	—	—	—	—
(Gain)/loss on sale of real estate and impairment, net	(3.7)	(3.7)	—	—
FFO available for Common Stock and OP Unit holders	$126.6	$123.6	$523.6	$505.1
Accelerated vesting of stock-based compensation expense	—	—		—
Early debt retirement	—	—	1.1	1.1
Transaction/pursuit costs	0.4	0.4	3.8	3.8
Lease termination expenses	1.1	1.1	3.1	3.1
Normalized FFO available for Common Stock and OP Unit holders	$128.1	$125.1	$531.6	$513.1